Exhibit 99.2

AEGION CORPORATION
May 3, 2017
9:30 a.m. ET

Operator:    Good morning and welcome to Aegion Corporation’s first quarter 2017 earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:    Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investors/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon. Chuck?

Chuck Gordon:    Thank you Ruben, and good morning to everyone. Let’s start on Slide 3 of the presentation.

The first quarter results largely met expectations for operating performance. Q1 is typically a low period for construction activity in many parts of our business due to weather and a slower pace for work releases from customers at the start of the new fiscal year. All 3 segments generated strong orders in Q1, and we are entering our primary season with a solid backlog position in all 3 platforms. We also plan to substantially complete the insulation coatings for the $130 million deepwater pipe project during Q2. These positive indicators give us confidence to meet our 2017 objectives to deliver strong adjusted earnings per share growth, greater cash generation and an increase in return on invested capital. We are also making the investments necessary to attain low- to mid-single-digit average annual organic revenue growth through 2019, as outlined in our strategic plan.

Let me provide more details on the outlook for the rest of the year, starting with Infrastructure Solutions on Slide 4.

The North America market for cured-in-place pipe rehabilitation is Aegion's largest source of revenues and profits. We began the year with a lower backlog position due to some -- aggressive competition in the fourth quarter of 2016 primarily for large projects. Market activity so far this year has been robust, with year-over-year growth outpacing the average expected low-single-digit pace. As a result, new orders increased almost 17% to approximately $120 million dollars compared to the prior year quarter, which drove a double-digit sequential increase in reported backlog in this market to $235 million dollars. These positive trends give us confidence that we can achieve organic topline growth from our efforts this year in the North America market for wastewater pipeline rehabilitation. This will be the foundation for Infrastructure Solutions' revenue growth this year.

The anticipated price increases in North America for oil-based raw materials took effect in the second quarter. Fortunately, the price increases were lower than expected, which improves our chances to mostly offset the cost inflation through productivity improvements in manufacturing and operations. The higher raw material cost will impact margins for projects awarded in Q4 in early 2017. A significant portion of our more recent project awards include the higher raw material costs, which we've been able to pass on to the market.

The second cost pressure we faced this year relates to wages for contract installation. So far, the situation has been manageable as we assess this situation by region and remained focused on maximizing crew productivity. As we use our scale and experience to address these cost pressures, we remain focused on the longer-term objective to maintain growth and our leading position in the North America wastewater CIPP market. We have initiatives underway to strengthen our relationship with customers, expand market coverage, improve execution and continuously improve manufacturing processes for our Insituform CIPP product. With respect to expanding coverage, we are opening additional regional offices, adding sales resources and forming installation crews in targeted regions within North America. Our plan is to complete the expansion by year-end and participate more fully in these markets, which are currently underserved by Aegion.

The expectations in 2017 for our international markets is dependent on improved performance in Europe. We expect the expansion of our CIPP contract operations in Denmark, Northern Ireland, Scotland and the U.K. to drive growth and increase manufacturing realization over time. As a result of these acquisitions, and an improving outlook in the Netherlands, we have a good backlog position entering Q2.

The focus will be on delivering strong execution and building momentum for product sales and increased contract-installation activities. The outlook in Asia-Pacific remains favorable for the Tyfo® Fibrwrap® technology in the strengthening and rehabilitation of pressure pipe and structures such as buildings and bridges. Where we see a challenge is in Australia, because of labor shortages, which is impacting our project execution. We have an action plan in place to address these issues. However, the challenges experienced in Q1 will carry over into the early portion of Q2.

Let's turn our expectations to the municipal pipe market in North America. The market for pressure pipe rehabilitation remained strong and in line with expectations. During the first quarter, we secured over $15 million of new orders, which is encouraging given the weak order pattern for Q4 for Fusible PVC® and Tyfo® Fibrwrap® technologies, and supports our target for full year revenues of $80 to $90 million. The rebound and relative stability of oil prices has increased the price of PVC, and is restoring the historical cost advantage versus high density polyethylene alternatives. Just over half of the new orders were for Fusible PVC®. The enhanced sales team is promoting the improved Tyfo® Fibrwrap® solution in a broader market for traditional large-diameter pipe strengthening in addition to emergency repair events. It will take time to build momentum for us in this expanded market, which we included in our expectations for 2017.

We have a good backlog position and a line of sight for additional projects using InsituMain® CIPP and Tite Liner® pipe linings as a preferred engineering solution to rehabilitate pressure pipelines.

We are currently performing a large project in Fairfax, Virginia, to rehabilitate a 4,000 foot, 36-inch wastewater force main pipeline with InsituMain CIPP. We just started a large project in Laramie, Wyoming, to rehabilitate 17 miles of 20-inch potable water transmission pipelines with our Tite Liner® technology. In both cases, we work closely with the customer to examine all of our solutions to provide the right alternative that meet their needs.

Given favorable markets in North America for municipal pipeline rehabilitation and a solid backlog position, Infrastructure Solutions remains well positioned in 2017 to organically grow revenues faster than the low to mid-single-digit target over the next 3 years. Operating margins will likely be somewhat below the full year in 2016, as we invest for future growth and address the cost headwinds we faced this year.

Let's turn to Corrosion Protection on Slide 5.

We are very pleased with the pace of pipe insulation production for the deepwater project. We expect Q2 to be another quarter of strong production, followed by a wind-down activity on this project in the second half of the year. While this project will be a significant contributor to Aegion's financial results in 2017, the measure of success this year rests with the performance of our cathodic protection services in the North American and midstream pipeline market. Market conditions in the U.S. remain favorable and will be the driver for the activity we expect in 2017.

David will provide the details in a few minutes but we got off to a slow start in Q1 in North America, which was partially offset by strong performance in the Middle East. However, backlog grew by 8.5% to over $80 million dollars, driven by the favorable conditions in the U.S., and we expect improved performance in the remainder of the year. If you exclude the deepwater project, Corrosion Protection backlog, as of March 31, grew almost 10% to $137 million dollars compared to backlog at the same time last year.

New orders grew approximately 20% to $100 million, which reflects a stronger bid table in the energy markets. More than half of the hard orders were for cathodic protection services for midstream pipeline maintenance and inspection services. We also secured projects for the Tite Liner® pipelining technology and our field coatings capabilities in the Middle East and South America. With the planned completion of the deepwater pipe coating and insulation project and the growth we expect from midstream pipeline maintenance, we continue to believe revenues for Corrosion Protection can grow mid-teens, with an operating margin in the range of mid-single digits.

Let's turn to Energy Services on Slide 6.

The outlook for Energy Services remains unchanged with mid-single digit expected revenue growth, in line with the 3-year objective, and operating margins expanding above the 2.2% achieved in Q4, which would place us well on the path to expand margins by 300 to 400 basis points by 2019. We were pleased with the strong performance in Q1, more importantly, contract backlog increased by 22% due to growth in day-to-day refinery maintenance and turnaround services. Remember that routine maintenance services accounts for the majority of Energy Services revenues and profits. While we will benefit this year for more turnaround activities the growth and maintenance services provides a stable base of business over the long term.

In 2016, we secured a long-term maintenance contract at an additional refinery from a competitor. Last quarter, we were awarded a new multi-year maintenance services contract for one of our existing California refinery customers, which included a transition to trade union labor.

Finally, we were able to secure the position as a leading outsourced maintenance provider at a Southern California refinery in Q1. These contract wins, along with several smaller awards, demonstrate progress in executing our strategy to expand the services we provide to our existing customers. However, we can't settle for only top line growth. Our plan to expand operating margins in 2017 depends on strong execution at each facility where we provide time and material services as well as a continuous improvement effort to optimize key business processes. In 2017, we plan to complete critical process improvements to timekeeping, payroll and the onboarding and offboarding of thousands of employees each year, especially during turnaround events. We also have plans to drive further efficiencies by optimizing other key business processes. A healthy market and a focus on margin expansion are the keys for Energy Services to increase operating income and cash contribution this year.

We're off to a good start in 2017, with a solid backlog position entering our peak period of activity. Our core end markets remain favorable for municipal pipeline rehabilitation, midstream pipeline maintenance and inspection services and outsource refinery maintenance in North America. We are pleased with the progress to complete the deepwater pipe coating and insulation project. We believe 2017 can be a year where all 3 platforms increase revenues and operating income. That will be a welcome change from what we've experienced over the last 2 years in the energy markets. We are focused on the necessary work to achieve our objectives, including investments this year to advance a long-term strategy and position the company to achieve the 3-year financial targets.

Let me turn the call over to David for his perspective on the Q1 results and the outlook for the remainder of 2017. David?

David Martin:    Thank you, Chuck, and good morning to everyone on the call and webcast. Let’s move to Slide 7.

You’ve seen the quarter’s financial results in our press release. As expected, we delivered much improved operating results, compared to the first quarter of 2016, when Corrosion Protection and Energy Services were managing through the challenges in the energy markets. While the typical winter slowdown makes the first quarter a small one for project activity in many parts of our business, I want to provide a few takeaways from the first quarter results and provide some insights into the outlook for 2017.

There are 3 highlights worth noting from the results for Infrastructure Solutions as you can see on Slide 8.

First, we continue to execute at a high level in North America from manufacturing to installation of our Insituform CIPP. Despite an increase in competitive activity in the fourth quarter which led to somewhat lower backlog heading into the quarter, performance exceeded expectations with low-single digit revenue growth and a significant increase in gross margin. The positive outcome drove the performance for Infrastructure Solutions as market accounts for more than 70% of platform revenues.

On the other hand, weak order pattern in the fourth quarter for 2 of our pressure pipe technologies had its expected effect on first quarter revenues and adjusted gross margins. As Chuck noted earlier, we anticipate improved performance over the remainder of the year from an increase in new orders for our fusible PPC product and as our sales team promotes Tyfo Fibrwrap technology in a broader market for large-diameter pipeline strengthening. Third, the key driver in the decline in operating income came from investments and the recent acquisitions to improve sales coverage, expand geographically and enhance our products globally. These investments are intended to position Infrastructure Solutions for it role in helping Aegion deliver long-term sustainable organic growth and achieve the 3-year financial targets we set last fall.

Now let's turn to Corrosion Protection on Slide 9.

Contributions from the deepwater pipe coating and insulation project drove the performance in the quarter, with revenues of approximately $45 million. In addition, revenues associated with cathodic protection services, which accounted for over 40% of platform revenues, grew mid-single digits, primarily from activity in the U.S. Partially offsetting the revenue increase was the absence of large projects in South America, completed last year for Tite Liner® pipe linings and field coating services. And limited opportunities to-date for new pipe coating projects at our facility in Louisiana, aside from the deepwater project. A positive development in the quarter was a sizable turnaround in profit from our Middle East operations, fueled by demand for our field coating services, primarily for upstream oil and gas pipelines, and increased activity and margins associated with our cathodic protection services and Tite Liner® pipe linings. Gross margins increased 410 basis points, driven by the high-margin pipe insulation production on the deepwater project and the absence of costs associated with completing two challenging international field coating projects in 2016. Despite less activity during the winter months, gross margins would have been better if not for certain issues impacting contributions from our cathodic protection services, mainly deferral of higher-margin activity, lower labor utilization on several projects in the U.S. and continued pricing pressures in Canada which significantly compressed gross margins. A greater volume of activity in the remainder of the year should improve both revenue mix and labor utilization in this key area of the business.

I'll wrap up the operating discussion with Energy Services on Slide 10.

Revenues for refinery maintenance and turnaround services were in line with expectations and partially offset the higher upstream revenues in the prior-year quarter, as we completed the remaining projects as part of the downsizing in Central California. Gross margins increased 130 basis points to 11.2%, primarily resulting from improved labor utilization in day-to-day refinery maintenance services. As we discussed last quarter, gross margins in the first quarter of each year are impacted by required state and local employer tax payments. The absence of these payments will benefit gross and operating margins as we progress through the year.

Now let's review our cash performance on Slide 11.

Cash flow from operating activities is typically a use of cash in the first quarter, because of reduced project activity and an increase in payments to suppliers and for accrued expenses from larger volume of projects completed in the fourth quarter. This was especially true this year. Operating cash flow was at $26 million dollars use of cash in the first quarter, the timing of cash collections for the deepwater pipe coating and insulation project as well as maintenance services for several large turnarounds in Energy Services drove the majority of the $56 million dollars use of cash for working capital purposes. I fully expect these outflows in the first quarter to reverse over the next few months and not impact our objective to achieve free cash flow in excess of adjusted net income in 2017.

We're currently executing a share-buyback program to repurchase up to $40 million worth of shares in 2017. We spent $8.4 million in the first quarter to acquire nearly 367,000 shares through this program. It's our intention to spend the majority, if not all, of this authorization this year, using a tiered pricing format that allows us to be consistently active in the market. In addition, we spent an additional $2.1 million to acquire shares related to our equity compensation programs for employee tax obligations.

Capital expenditures of $4 million in the first quarter were significantly below the spend last year, due principally to the construction in 2016 of the new deepwater pipe insulation plant. CAPEX for the full year should be in line with what was spent in 2016, as we purchased the necessary equipment to support Infrastructure Solutions, geographic expansion in North America and Europe along with other areas of investment for the Corrosion Protection segment to drive efficiency and anticipated growth.

Let me briefly update you on several financial metrics on Slide 12 that will affect the financial outlook.

As Chuck addressed in his remarks, we are increasing operating expenses to access new markets, fund future innovations and answer sales capabilities and introduce new services. Adjusted operating expense as a percentage of consolidated revenues in the first quarter was 16.3%, which was in line with our expectations given a low quarter for revenues. For the full year, we continue to expect OPEX to be just under 16% of consolidated revenues. Interest expense paid in the quarter was in line with our expectations. Interest expense for the full year is expected to be similar to what was paid in 2016 as the scheduled debt repayments are offset by a portion of our borrowings that are on floating rates in a rising interest rate environment. The 22% effective tax rate on adjusted pretax income was slightly lower than expected as a result of certain discrete reserve adjustments that had a greater effect in a seasonally low period for pretax income. I expect the full year effective tax rate to be around 30%, given the proportion of pretax income expected to be generated in higher tax jurisdictions.

Finally, a portion of the deepwater pipeline insulation project was performed through our insulation coating joint venture. This accounts for nearly all of the $1.9 million of noncontrolling interest reported in the first quarter. We expect noncontrolling interest for the full year to be in the range of $3 million to $4 million, as we communicated to you last quarter.

So, allow me to conclude the prepared remarks with some high-level thoughts. First, our operating results reflect continued strong performance in the North American markets for wastewater pipeline rehabilitation, progress on the deepwater pipe insulation project and increasing refinery maintenance and turnaround activities on the West Coast. The slow start for contributions from cathodic protection services should give way to improve performance in the remainder of the year, because of a strong backlog position and expected higher labor utilization. Second, we'll soon enter the peak period of our project activity. We enter the second quarter with solid backlog, and conditions remain favorable in our core end markets, after one of our better quarters in history for new orders. Finally, while we remain committed to our 2017 financial objectives, we are also looking to the future by making appropriate investments to position Aegion for long-term sustainable growth and achievement of our 3-year financial targets.

Now, I will turn the call over to the operator to begin the Q&A session.

Operator:    Thank you. (Operator Instructions) and our first question is from the line of Craig Bibb with CJS Securities. Your line is open.

Chuck Gordon:    Good morning, Craig.

Craig Bibb:    Good to talk to you guys this morning. Could you give us maybe more detail on what's going on with the pressure pipe market? It seems like it was a little slower than maybe you were expecting a year ago, or just more nuance around that?

Chuck Gordon:    No, I think we are where we expected to be. We certainly saw some slowness in Q4 with Tyfo® and Fusible PVC®. What we've seen in Q1 was we had over $15 million dollars in orders, and we still feel good about our target to hit $80 to $90 million in revenue for the full year. We have seen pricing firm up and the price difference between Fusible PVC® as we go forward, so we ended the quarter about where we thought we would be, and I think we certainly feel good about the rest of the year in that marketplace.

Craig Bibb:    Okay, and then you're spending money to enter new markets. Increased marketing, increased services and IS. Could you maybe provide more details around the specifics of what that money is going to be spent for?

Chuck Gordon:    We have several parts of the country or several regions across the country and in Canada where we didn't have the sales coverage and the crew coverage that we wanted to have, so what we've done is put a plan together. We're just starting to execute that. We have added several salespeople, we have added several crews. Obviously, we're not going to get into exactly where we've added them, but we'll continue to do that. As importantly though, we are finally fully staffed with our Tyfo® Fibrwrap® sales force. We're up to 12 salespeople and 2 Sales Managers, which is fully staffed for the first time in a couple of years. We're starting to see a lot of market out there. It has not manifested itself in new orders yet, but we expect it will as that sales team comes up to speed. So, we made a solid investment in both the pressure pipe market and also growing our CIPP business organically by having better market coverage. I think we fully expect to see the results of that as we get into the second half of the year in 2018.

Craig Bibb:    Okay, and the last one. At Energy Services, it was, you had great progress within the quarter. Could you give us maybe the path of adding 300 to 400 basis points of operating margin over 519?

David Martin:    Yes, Craig. Obviously Q1, if you look at the operating margin, looking ahead it was 1.8%. We expect to be well on our way to seeing better margins throughout the rest of the year. So, if you think about where we were a year ago, we were basically a break-even business, and if we can get there by 2019, it'll be because we continue to execute at a very high level on efficiency within the refineries. We also were able to execute on our strategy to get more ancillary services inside the facilities, which carry higher margins, including small-cap construction, and expanding beyond refineries into some of the more, call it white spaces, reflecting chemical plants and various other places that we do the same types of services today. So, those are the kind of things we do, but it's not necessarily about turnaround services, because what we want to do is have a base business that can do that and then when we have the higher-margin turnarounds, that's only gravy for us.

Chuck Gordon:    Craig, we continue to see a real nice momentum on capturing more of the spend at each one of the refineries that we have the majority maintenance position at. That whole program is going exceedingly well, and so what you'll see is us be able to leverage off our fixed cost base in that business, and that's what's going to provide the leverage to increase the operating margin.

Craig Bibb:    Alright, thanks a lot.

Operator:    Our next question comes from the line of Bill Newby with D.A. Davidson. Your line is now open.

Chuck Gordon:    Good morning.

Bill Newby:    Good morning, guys. First one is just back to the Infrastructure Solutions business and the pressure you guys saw there in Australia. Could you just give a little more color on the actions that you guys have took to remedy that, and what gives you comfort that you'll start to see that, I guess, pressure alleviate as we move through 2017?

Chuck Gordon:    Sure. Our primary business is in Brisbane, Sydney and Melbourne. All three of those cities are going through a very high period of commercial construction activity and we compete with labor with that commercial construction activity. What we saw in Q1 was some turnover in our labor force, and we've done several things. One is we've improved our position in terms of how we're paying. The second thing we're doing is, we are also supplementing from a supervisory standpoint and a skill standpoint, the Australian business with some support from the U.S. What we expect is, going into the second half of Q2 and through the remainder of the year, that we'll see solid improvement in terms of our execution. We also were challenged a bit with, we had some large-diameter backlog that didn't get released till recently, and that certainly hurt the Q1 results, also. But the big issue was the competition for labor and I think we've made the adjustments we needed to make to alleviate that through the rest of the year.

Bill Newby:    Okay, thanks, that's helpful. And then, back to the Energy Services, and again great to see the backlog kind of coming back there, is it fair to say you're starting to see kind of customer sentiment maybe back to more normalized levels from a maintenance standpoint, now that we've seen oil stabilize over the last couple of quarters?

Chuck Gordon:    Remember that our market is on the West Coast. Most of it's in California. The California market, in particular, is a bit of an island because of the gasoline requirements for California. What we've seen is a solid maintenance market this whole time, and we've also seen that we had a solid turnaround year last year, and we're going to have us better year this year. And looking out, we feel good about '18, although, it's awfully early to comment on that. The big issue for us when we look at last year is that, we were exiting our upstream business, and substantially reducing our presence in the Bakersfield area, and it was very time-consuming and focus-consuming from a management perspective, and there's no question that hurt our first half of the year. But as we look at that downstream business, it continues to perform well and it continues to improve quarter-over-quarter. In Q1, we always pay payroll taxes for the labor force out there, state and federal, and what that ends up doing is dampening our Q1 operating margin, but that will normalize as we go through the rest of the year. That's all behind us now.

Bill Newby:    Okay, and as you guys looked at expanding that business into, I guess, you mentioned just more like chemical opportunities. Do you see those opportunities in California, or you'll have to kind of move into new regions in order to capture that?

Chuck Gordon:    We have expanded the business into some chemical facilities in California. We're predominantly refining, but we do work in several chemical facilities and also some electrical generation facilities. So we're actively looking for other industrial facilities that have the same type of maintenance requirements we see at the refineries. We haven't spent time looking outside of the Western part of the U.S. in other markets. We feel very strongly that we need to stay focused on our core market and make sure that the business is operating as efficiently as it can before we start thinking about any type of geographic expansion.

Bill Newby:    Alright, thank you. That's all I've got.

Chuck Gordon:    You're welcome.

Operator:    Our next question is from the line of Eric Stine with Craig-Hallum.

Eric Stine:    Good morning, everyone.

Chuck Gordon:    Hey, Eric.

Eric Stine:    Just a follow-up on one of the previous questions on Infrastructure Solutions and the expansion there in North America, you know I remember back a few years, where you made the decision, or the company made the decision, to get out of some really tough markets, and I think Atlanta for one was a good example, where it was just really hard to make money. I mean is it fair to say that nothing's changed in terms of you taking a measured approach, but also, I mean, just talk about the process that you've kind of gone through or expect to go through so that you don't repeat some of the issues you had a couple of years ago which really impacted margins.

Chuck Gordon:    Sure. There are a couple of key points I'd make. The first thing is, relative to the industry, remember that the spend nationally, while it's fairly stable, moves around. It moves from city to city depending on what's going on with their current budget. We need be in a position to follow some of that spending, and we do. The second thing is that, we monitor our win rate on bids. Remember these are all public opening bids. We monitor our win rate very carefully. We also monitor our pricing very carefully at a national level, and we're very cognizant of our position. We have every expectation that we're going to maintain our market-leading position, but we also have a lot of responsibility as price leaders, and we're very careful with how we do this expansion. We just saw some areas where we feel there's going to be increased spending over the next couple of years and we weren't represented as well as we wanted to be, and that's the basis for our expansion.

Eric Stine:    Got it, okay. That is helpful. Maybe, just turning to orders. Obviously, strongest order quarter you've had in a couple of years. I mean, can you give out just a little detail there? I mean do you view this as some of it was a catch up from the fourth quarter? Or is this something that you look at and you say "Okay, this is a positive trend. This gives some confidence that maybe energy markets have bottomed." What's your thought process there?

Chuck Gordon:    The orders were up across all 3 segments, and obviously, we're very pleased with the quarter. We have spent a significant amount of time and focus over the last year enhancing our sales organization, developing our sales organization, investing in our sales organization. What we hope to see is this is the beginning of a trend. So obviously, very early days. We had a good bid table in North America for the municipal side. We expect that to continue certainly in Q2, but we're fundamentally trying to drive our sales organization to achieve the growth that we outlined in the 3-year plan. We, well obviously, this is an exceptional quarter, but we expect to drive organic growth with the investments we've made, and we expect that to continue over the next couple of years. It's been very measured from our standpoint, and we have seen stronger energy markets. I would say that our business in the Middle East in particular is off to a good start. We haven't seen as much upstream recovery in North America for our products yet, but we're monitoring that very carefully, but we're pleased with the condition of all 3 markets, particularly as we compare to where we were a year ago. We are in much better shape as a company.

Eric Stine:    Okay. Then last one for me. Just an update on the asset integrity management program. I think last quarter you said you were with 5 of maybe 15 customers that you've targeted?

Chuck Gordon:    Sure. Couple updates of on that. We have now data from 10 customers in the system. We have loaded 127 jobs in the system. We have over 7,000 miles of data in the system, and just as a point of reference, I think last year, we surveyed over 25,000 miles of pipelines. So it gives you a sort of a point of reference. Just as another data point, as we looked at growth in North America, we had low-double-digit growth in cathodic protection services in North America revenue in Q1. Over half of that growth came from our top-10 customers and so, we're excited about the program. We've gotten a very good reception from our customers. They like what we're doing. It's still early days, and we're continuing to develop the program and develop the output from the program, but everything is tracking really well to the metrics that we've been monitoring.

Operator:    Our next question comes from the line of Noelle Dilts with Stifel. Your line is now open.

Chuck Gordon:    Good morning, Noelle.

Noelle Dilts:    Hi, good morning. Just looking at you guys coming up upon the completion of the Appomattox job, can you comment a bit on just the cost structure of the operation and how we should think about, you know, you sort of managing costs in between projects? Then, if you could also just talk about how you're thinking about the outlook for offshore projects? What the sort of pipeline of potential opportunities looks like?

Chuck Gordon:    Okay, great question. I'm going to reverse the order of my answers. On the offshore market, we continue to see a nice sales funnel of projects. We continue to test for a second project that would require the new insulation material that we're using on the current project. That project's still out a ways. It's certainly not going to be booked in, and we certainly don't expect it to be an order in 2017. The characteristic of that business though is that it's lumpy. And as we look at the business, we certainly take down our cost structure to the extent that we can between projects. We reduce variable costs almost completely. We also take a look at the overhead and do whatever we can between projects. And so we continually assess that as we go forward. The funnel is better than it was a couple of years ago. Certainly the recovery in oil prices and the fact that the moratorium on offshore drilling is over with and has been gone for a couple of years enhanced the overall market. But at the end of the day, it's a lumpy market. We have forecasted appropriately for the year. And certainly for our 3-year period, I think in terms of being able to manage through that lumpiness.

Noelle Dilts:    Okay, and then just on the Infrastructure Solutions. You've talked about this a bit, but given that revenue growth was sort of in the low-single digits in the quarter, can you just walk us through sort of the bridge to how you get to higher than mid-single-digit revenue growth for the year, just given what we're seeing this quarter in terms of both revenue and backlog?

Chuck Gordon:    Sure. Q1 revenue was certainly challenged with Fusible PVC® and with Tyfo® Fibrwrap®. I think we reported last quarter that we've had a challenging quarter in terms of orders. The orders recovered nicely in Q1. That will certainly help us as we go forward, the backlog, and both those businesses is up significantly. The other thing is though, and this is real important for us, obviously, given the size of the North America market and our position in it is that, we had a very nice orders quarter in Q1. As we look out in Q2, the sales funnel's strong. We see no let up for the rest of the year. And so, from my perspective, I really like our position in terms of order and the momentum that we see in that market going through the rest of the year. I think as we've projected, we'll see higher than the low-single-digit revenue that we had put forth in our 3-year plan.

Noelle Dilts:    Okay, thanks.

Operator:    (Operator Instructions) Our next question is from the line of Craig Bibb with CJS Securities. Your line is open.

Chuck Gordon:    Morning, Craig.

Craig Bibb:    So the Shell project's going to be completed next quarter or the current quarter. That leaves about $55 million in revenue left on that project and that will all be in the current quarter?

David Martin:    I think that's what's left on the project, it won't necessarily all be in Q2 or even Q3 because there's going to be a load out revenue associated with it once we do load out next year, but substantially, a big portion of that revenue will be over the next two quarters.

Craig Bibb:    Okay, and then assuming, I feel like your sales funnel for offshore is active and making progress, but it seems unlikely you're going to pick something up that would impact your revenues in 2018 for that product. So without the Shell project, you're going to have a $130 million hole in your top line. I think most, the consensus is for earnings to grow next year, including my estimates. Can you maybe, I know you're not giving guidance for next year's, but maybe give us some comfort in how you guys can actually grow earnings without the Shell project?

Chuck Gordon:    Sure. So what we're doing, and what we started doing in the second half of last year, and we're certainly in process this year, is we made significant investments, both in sales and in technology. Our plan is absolutely to hit our 3-year growth objectives through 2019. I'm not going to comment on 2018 specifically, but we feel like we are on track, we feel the sales channels are on track. I think the orders that you saw, what I liked about the orders this quarter was, there wasn't a significant big project in those numbers. This was typical run rate business for us. That's a very important fact. What wasn't in there, was a $25 million or $30 million project, that kind of work that gives us a one-off quarter. The orders in the quarter were consistently the kind of run rate business that we have to grow this business systematically and organically over the next 3 years. So I'm very excited about the momentum that we're seeing on the order side and the revenue side. And obviously, our challenge is to maintain that over the next 3 quarters, but from what we're seeing, we certainly have the market opportunity to do that.

Craig Bibb:    Okay, you touched on a little bit in one of the questions related to Energy Services or CP, but the bid count is exploding in the Permian and is firming up in the other shale plays. I know you've got rid of most of your upstream businesses, but how does that impact you in gathering, or anywhere on your Corrosion Protection?

Chuck Gordon:    Well, I think we've seen we do midstream work with cathodic protection services. As we mentioned, our orders were up in Q1. We also do weld coating, exterior weld coating, as part of our business mix in North America. That business is up in Q1 and going into Q2, and those are the areas where we've seen the increases. We typically don't see a big opportunity for Tite Liner® in the shale plays. And so that where we see the opportunity for Tite Liner® in upstream oil and gas is more typically where they're doing enhanced recovery with CO2 or steam, and that's where we see the opportunity for Tite Liner®. Unfortunately, the portion of the market that's booming in North America is the shale plays. And that doesn't impact us directly. We have seen a nice opportunity for all the products I just mentioned in the Middle East, where Tite Liner® has a really good application. So as we look at the upstream market, we have a nice opportunity continuing with midstream in cathodic protection services. We continue to see a nice opportunity with our weld coating business on the midstream and transmission lines. And then, our upstream business for Tite Liner® and the weld coatings has been strong in the Middle East, where the application is better for our products.

Craig Bibb:    Thanks a lot.

Chuck Gordon:    You're welcome.

Operator:    Ladies and gentlemen, this concludes our Q&A session for today. I would like to turn the call back to Mr. Charles Gordon for final remarks.

Chuck Gordon:    Well, thanks for joining the call. We expect 2017 to be a good year for Aegion. Our confidence in this outlook comes from the favorable conditions of our core end markets and improving visibility in the energy markets. While we remain focused on doing what is necessary for its success this year, we are making investments to build a company able to deliver sustainable organic growth over the long term. Thank you for joining us. Have a great day.

Operator:    Ladies and gentlemen, thank you for participating in today's conference. This concludes the program, and you may all disconnect. Have a wonderful day.

END